Exhibit 23.3
July 15, 2011
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to W.D. Von Gonten & Company in the form and context in which they appear in this Registration Statement on Form S-3 of Oasis Petroleum Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in and incorporation by reference in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Oasis Petroleum Inc.’s oil and gas reserves as of December 31, 2008 entitled “Oasis Petroleum Estimated Reserves and Revenues SEC Pricing As of December 31, 2008.”
     We further consent to the reference to this firm under heading “EXPERTS.”

Yours truly,

W.D. VON GONTEN & CO.

By: William D. Von Gonten, Jr.
TX#73244
President